Exhibit 10.1

EMPLOYMENT AND SEPARATION AGREEMENT

This Employment and Separation Agreement (the “Agreement”) is made by and between Gregory A. Fryling (the “Executive”) and CooperVision, Inc., a New York corporation and The Cooper Companies, Inc., a Delaware corporation (collectively, the “Company”), effective as of the eighth (8th) day following the Executive’s signature without revocation (the “Effective Date”).

WHEREAS, the Executive is the President & Chief Operating Officer of CooperVision, Inc.;

WHEREAS, the Executive and the Company entered into a Severance Agreement dated May 21, 1990, as amended February 12, 1993 and June 2, 1994 (the “Severance Agreement”);

WHEREAS, the Company and the Executive desire to document the terms of Executive’s employment through March 15, 2008 at which time Executive’s employment with the Company will terminate and, except as expressly provided herein, to terminate the Severance Agreement;

WHEREAS, the Company and the Executive acknowledge that the Executive has developed for the Company and has had, and will continue to have, access to Confidential Information (as defined in Section 6 of this Agreement); that it would be impossible for the Executive to accept employment competitive with the Company without the risk of use or disclosure, however inadvertent, of the Confidential Information; and that the restrictions imposed upon the Executive by this Agreement and by Section 14 of the Severance Agreement are as narrow in scope as is consistent with the protection of the Company’s legitimate interest in the protection of the Confidential Information;

WHEREAS, the Company and the Executive now wish to document the separation of the Executive’s employment relationship and fully and finally to resolve all matters between them; and

WHEREAS, the Executive and the Company desire to assure a smooth and effective transition of the Executive’s duties to his successor and to wind-up their employment relationship amicably;

THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, the Executive and the Company hereby agree as follows:

1. Separation Date. The Executive acknowledges that his status as an employee of the Company, and of any subsidiary or affiliate of the Company, shall end on March 15, 2008, unless sooner terminated by the Company or the Executive as permitted by this Agreement (the “Separation Date”). The Executive further agrees to resign any and all positions as an officer of the Company or an officer or member of the Board of Directors of all Company affiliates and subsidiaries effective as of March 31, 2007. The Company shall pay to the Executive his accrued and unused vacation time through March 31, 2007 on the Separation Date.

2. Extension and Continuing Effect of Section 14 of the Severance Agreement. The Executive agrees that, in view of his development of and access to Confidential Information of the Company, and the substantial benefits provided to him by this Agreement, Section 14 of the Severance Agreement (Competitive Activity) shall be extended, and shall continue in full force and effect, through the later of (a) the last date upon which the Executive receives cash payments or other benefits, or (b) the last date that any of his stock options remain exercisable. Notwithstanding the foregoing, the enterprises with which the Executive is precluded from participating in the management or control of, or acting on behalf of as an executive, employee, consultant, independent contractor or advisor are limited to enterprises that provide eye care goods and services. The Executive may seek a waiver from the Company of the provisions of Section 14 of the Severance Agreement for specific opportunities that may be presented to him, which waiver the Company may grant or deny, in its sole and absolute discretion.

3. Employment. From April 1, 2007 through March 15, 2008 (the “Employment Period”), and subject to the Executive’s strict compliance with Section 14 of the Severance Agreement and Sections 6 and 9 of this Agreement, the Executive shall continue to be employed by the Company as an employee and shall no longer serve as the President & Chief Operating Officer of CooperVision, Inc. During the Employment Period Executive shall be responsible for the discharge of certain special projects, as assigned to him by the Chief Executive Officer or Chief Operating Officer of the Company. On and after April 1, 2007 Executive’s employment shall be on the following terms:

(a) Salary. The Executive shall receive a salary of $450,000 (four hundred fifty thousand dollars) (“Base Salary”) during the Employment Period, payable pro-rata in accordance with the Company’s normal payroll practices.

(b) Stock Options. The Executive has received grants of options to purchase shares of common stock of The Cooper Companies, Inc., on the grant dates, and at the exercise prices as reflected in Exhibit A hereto. Notwithstanding anything contained in the option agreements to the contrary, the options shall be exercisable once the designated performance vesting criteria have been met, regardless of any holding period requirement or time based vesting criteria, and:

1. The option grants dated on or prior to March 25, 2003 shall continue to vest and be exercisable from the date hereof through December 31, 2007.

2. The option grant dated October 27, 2003 shall continue to vest and will be exercisable only during the period January 1, 2008 through December 31, 2008, or if earlier upon a change in control of the Company within the meaning of Section 409A of the Internal Revenue Code.

3. The option grant dated December 14, 2004 shall continue to vest and will be exercisable only during the period January 1, 2010 through December 31, 2010 or if earlier upon a change in control of the Company within the meaning of Section 409A of the Internal Revenue Code.

4. The option grant dated October 27, 2005 shall continue to vest and will be exercisable only during the period January 1, 2011 through December 31, 2011 or if earlier upon a change in control of the Company within the meaning of Section 409A of the Internal Revenue Code.

5. The option grant dated October 24, 2006 shall continue to vest and will be exercisable, twenty-five percent (25%), representing the first tranche and subject to a vesting performance target of $64.90,only during the period January 1, 2008 through December 31, 2008; fifty percent (50%), representing the second and third tranches and subject to vesting performance targets of $69.54 and $75.34 respectively, only during the period January 1, 2009 through December 31, 2009; and twenty-five percent (25%), representing the fourth tranche and subject to a vesting performance target of $81.13, only during the period January 1, 2010 through December 31, 2010; or, in each case, if earlier upon a change in control of the Company within the meaning of Section 409A of the Internal Revenue Code.

An option may only be exercised during the period specified above and not any earlier. If an option is not exercised during the period of exercisablity described above such option shall be cancelled and forfeited.

(c) Benefits. The Executive shall continue to be eligible to participate, on the same terms as are applicable to other Company employees, in the Company’s health, dental, vision care, long-term care, life/accidental death and dismemberment, retirement and 401(k) plans during the Employment Period. The Executive will not receive car allowance, paid vacation, paid sick leave, or other fringe benefits after March 31, 2007; and except as provided below he shall not be eligible for any bonuses or awards, during the Employment Period.

(d) Bonus and Other Compensation Arrangements. The Executive shall be eligible for a bonus under the Company’s 2007 Incentive Payment Plan (“2007 IPP”). The 2007 IPP bonus payable to the Executive, if any, shall be determined by the Board or its designee in the ordinary course, and shall be pro-rated based on the number of months elapsed from the beginning of the performance period through March 31, 2007. In addition, the Executive shall be eligible for a bonus under the Company’s 2007 Special Discretionary Bonus Plan (“2007 SDBP”). The 2007 SDBP payable to the Executive, if any, shall be determined by the Board or its designee in the ordinary course, and shall be pro-rated based on the number of months elapsed from the beginning of the performance period through March 31, 2007. For the period from April 1, 2007 through March 15, 2008, the Executive shall be eligible for a discretionary bonus, based upon the value of services rendered by him through the Separation Date, as determined by the Board or its designee in its sole and absolute discretion. All bonus compensation payable pursuant to this Agreement shall be paid at the same time that other executives receive bonus compensation, and shall be net of all applicable taxes and other authorized withholding. For the avoidance of doubt, the Company and the Executive acknowledge and agree that the Executive will not be eligible to receive any bonus compensation or any other award under any Company bonus, stock or other compensation plan except as set forth herein.

(e) COBRA. The Executive may, if eligible, elect to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If the Executive elects COBRA coverage, the Company shall make the Executive’s COBRA payments through the earlier of (i) September 30, 2009, or (ii) such time as the Executive is no longer eligible for COBRA.

(f) Consulting Payments. The Executive shall receive a consulting fee of $250 per hour up to a maximum of $2,000 (two thousand dollars) per day for services not related to cooperation in internal or government investigations, or litigation; provided, however, that if, at the request on the Company, on any day such services are provided in person at the Company’s offices or other location designated by the Company and the Executive provides services of four (4) hours or more, the Executive shall receive $2,000 (two thousand dollars).

(g) Business Expenses. The Company shall reimburse the Executive for all outstanding expenses incurred prior to the Separation Date and in the course of performing the Executive’s duties as an employee of the Company which are appropriate and consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other proper business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses and subject to the Executive obtaining advance approval for all business expenses.

(h) Computer. The Company shall give to the Executive a computer that is equivalent to his existing Company-issued computer.

(i) Executive Outplacement Assistance. The Company shall reimburse the Executive for up to six (6) months of outplacement assistance, in an amount not to exceed $25,000 (the “Outplacement Assistance”). The Executive shall have reasonable discretion with respect to the expenditure of $10,000 of the Outplacement Assistance; the remaining $15,000 of Outplacement Assistance shall be use solely for the purchase of outplacement services from a nationally or regionally recognized executive outplacement provider.

(j) Termination of Employment Period and All Payments and Benefits by the Company. The Company may terminate the Employment Period, and all payments and benefits to the Executive pursuant to this Section 3, upon any good faith determination by the Company’s management, approved by a majority of the Company’s Board of Directors, that the Executive has violated any term of Section 14 of the Severance Agreement or of Sections 6, 9(b) or 9(c) of this Agreement.

(k) Termination of Employment Period by the Executive. If prior to the Separation Date the Executive accepts full-time employment, or a full-time position as an independent contractor or consultant, or an ownership position with a company that does not violate Section 14 of the Severance Agreement, then he will no longer be eligible for the benefits noted in Section 3(c) of this Agreement. All remaining salary owed will be paid to the Executive as severance, on a pro-rata basis, through March 15, 2008.

4. Separation Payments and Benefits. The Company hereby agrees, subject to the Executive’s strict compliance with Section 14 of the Severance Agreement and Sections 6 and 9 of this Agreement, to provide the Executive the severance benefits as follows:

(a) On March 31, 2008, and subject to the execution of a general release of claims in form acceptable to the Company, the Company shall pay to the Executive in a lump sum an amount equal to six (6) months of salary, or $225,000 (two hundred twenty-five thousand dollars), less all applicable taxes and other authorized withholding.

(b) On March 31, 2009, and subject to the execution of an additional general release of claims in form acceptable to the Company, the Company shall pay to the Executive in a lump sum an additional amount equal to six (6) months of salary, or $225,000 (two hundred twenty-five thousand dollars), less all applicable taxes and other authorized withholding.

(c) Forfeiture of Separation Payments. If the Company’s management in good faith determines, and a majority of the Company’s Board of Directors approves said determination, that the Executive has violated any term of Section 14 of the Severance Agreement or of Section 6, 9(b) or 9(c) of this Agreement, then the Company may refuse to make either or both separation payments provided for by this Section 4.

(d) Sole Separation Benefit. The Executive agrees that the payments provided by this Agreement are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement and the Severance Agreement, and that the Executive is not entitled to any payments from the Company or the other persons and entities released herein other than as set forth in this Agreement. Without limiting the generality of the foregoing, the Executive acknowledges and agrees that the payments made pursuant to Section 4(a) of this Agreement are in place of the twelve months’ severance pay to which the Executive may otherwise be entitled pursuant to the Severance Agreement. The Executive further acknowledges and agrees that the payments referenced in this Agreement constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement, and fully supersede and replace all amounts to which the Executive may be entitled pursuant to the Severance Agreement, including, without limitation, all amounts referenced in Sections 2, 5, 10, 11 and 12 of the Severance Agreement.

(e) Taxes. The Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions, as and to the extent required by law. To the extent any taxes may be payable by the Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, the Executive agrees to pay them himself and to indemnify and hold the Company and the other persons and entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments.

5. Full Payment; Survival. The Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to the Executive as a result of his employment with the Company and any subsidiary or affiliate thereof, and the separation thereof, and upon satisfaction of the Company’s obligations hereunder, the Company shall have no further obligations under the Severance Agreement, or under any and all other severance, change of control, or other agreements that the Executive currently has, or has ever had, with CooperVision, Inc. or The Cooper Companies, Inc. and their affiliates, whether written, oral, or implied in fact, governing the Executive’s employment or the terms of separation of his employment, including, without limitation, the non-binding Term Sheet presented to the Executive in connection with this Agreement. Nothing in this Section 5 shall diminish the obligations of the Executive under Section 14 of the Severance Agreement.

6. Confidential Information; Return of Company Property.

(a) Confidential Information Defined. The Executive acknowledges that, in the course of his employment by the Company, he was given access to competitive, confidential information that is proprietary to the Company (the “Confidential Information”), including without limitation to (i) trade secrets and proprietary information of the Company, which shall include all of the inventions, processes, formulae, compositions and improvements developed, acquired, owned or produced at any time by the Company or its affiliates; (ii) information marked or designated by the Company as confidential; (iii) information, whether or not marked or designated by the Company as confidential, and whether or not in written form, that is known to the Executive as being treated by the Company as confidential which shall include all information and material relating to the business of the Company, or any affiliate thereof, including information as to plans, policies, corporate developments, products, services, methods of doing business, procedures, suppliers and customers, that is competitively sensitive and is not generally available to the public; and (iv) information provided to the Company by third parties which the Company is obligated to keep confidential. The term “Confidential Information” shall also include, but is not limited to, all inventions, improvements, discoveries, devices, compositions, formulae, ideas, designs, drawings, specifications, techniques, data, computer programs, processes, know-how, customer lists, marketing, product development and other business plans, legal affairs and financial and technical information. Notwithstanding the foregoing, Confidential Information shall not include any information which is or hereafter becomes known to the public through no fault of the Executive, from and after the date of such public disclosure.

(b) Executive’s Obligations as to Confidential Information. The Executive agrees that all Confidential Information shall remain a trade secret and the sole property of the Company; to keep in strict confidence all Confidential Information and not disclose or allow the disclosure of any Confidential Information to any third party; not to publish, disclose or allow disclosure to others of any Confidential Information, in whole or in part; and that the Company shall have the right to such injunctive or other equitable relief from a court of competent jurisdiction as may be necessary or appropriate to prevent any use or disclosure of Confidential Information in any manner which has not been authorized by the Company and to such damages as are occasioned by such improper use or disclosure.

(c) Return of Company Documents and Information. On or before April 10, 2007, the Executive shall deliver to the Company all originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products, processes or business of any kind and the originals and copies of all documents containing Confidential Information which are in the possession or control of the Executive or his agents or representatives.

(d) Return of Company Property. With the exception of the computer to be tendered to the Executive pursuant to Section 3(h), on or before April 10, 2007, the Executive shall return to the Company all equipment of the Company in his possession or control.

7. General Release.

(a) As a material inducement for the Company to enter into this Agreement, and in exchange for the Company’s promises under this Agreement, the Executive knowingly and voluntarily waives and releases all rights and claims, known and unknown, which the Executive may have against the Company and/or any of the Company’s related or affiliated entities or successors, or any of their current or former officers, directors, managers, the Executives, agents, insurance carriers, auditors, accountants, attorneys or representatives, including any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind. This includes, but is not limited to, claims for employment discrimination, harassment, wrongful Separation, constructive Separation, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, defamation or any other claims relating to the Executive’s relationship with the Company. This also includes a release of any claims under any federal, state or local laws or regulations, including, but not limited to: (a) Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000(e) et seq. (race, color, religion, sex and national origin discrimination); (b) the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (the “ADEA”) (age

discrimination); (c) Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. 1981 (race discrimination); (d) the Equal Pay Act of 1963, 29 U.S.C. § 206 (equal pay); (e) the Fair Labor Standards Act, 29 U.S.C. § 201, et seq. (wage and hour matters, including overtime pay); (f) COBRA; (g) Executive Order 11141 (age discrimination); (h) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq. (disability discrimination); (i) the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq. (employee benefits); (j) Title I of the Americans with Disabilities Act (disability discrimination); and (k) any applicable state law counterpart of any of the foregoing, including the California Fair Employment and Housing Act, the California Family Rights Act and claims for wages under the California Labor Code. The matters that are the subject of the releases referred to in this Section 7(a) shall be referred to collectively as the “Released Matters.”

(b) Notwithstanding the generality of the foregoing, the Executive does not release (i) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (ii) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA; (iii) claims to any benefit entitlements vested as the date hereof , pursuant to written terms of any employee benefit plan of the Company or its subsidiaries; (iv) the Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that the Executive does release the Executive’s right to secure any damages for alleged discriminatory treatment; and (v) any obligation of the Company under California Labor Code Section 2802 or the indemnification provisions of the Company’s Certificate of Incorporation or Bylaws.

(c) THE EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” BEING AWARE OF SAID CODE SECTION, THE EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

8. OWBPA Notice. In accordance with the Older Workers Benefit Protection Act of 1990, The Executive agrees and expressly acknowledges that The Executive is aware that this Agreement includes a waiver and release of all claims which The Executive has or may have had under the ADEA. The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Agreement:

(a) This Section and this Agreement are written in a manner calculated to be understood by the Executive.

(b) The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which the Executive signs this Agreement.

(c) This Agreement provides for consideration in addition to anything of value to which the Executive is already entitled.

(d) The Executive has been advised to consult an attorney before signing this Agreement.

(e) The Executive has been granted twenty-one (21) days after the Executive was presented with this Agreement to decide whether or not to sign this Agreement. If the Executive executes this Agreement prior to the expiration of such period, the Executive does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period.

(f) The Executive has the right to revoke this general release within seven (7) days of signing this Agreement. In the event this general release is revoked, this Agreement will be null and void in its entirety, and the Executive will not receive any of its benefits.

If the Executive wishes to revoke this Agreement, the Executive must deliver written notice stating the intent to revoke this Agreement to Daniel G. McBride, Vice President and Senior Counsel, The Cooper Companies, Inc., 6140 Stoneridge Mall Road, Suite 590, Pleasanton, CA 94588-3772, Phone (925) 460-3671, Fax (925) 460-3673, on or before 5:00 p.m. on the seventh (7th) day after the date on which the Executive signs this Agreement.

9. Other Agreements. The parties further agree that:

(a) No Public Statements/Non-Disparagement. The Executive agrees that he shall make no public statements about the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, shareholders or employees, without the advance approval of the Company’s Chief Executive Officer or Chief Operating Officer. The Executive further agrees that he shall not disparage, defame or criticize the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, shareholders or employees privately. The Company shall not, and shall cause its officers and directors not to, disparage, defame or criticize the Executive, either publicly or privately. Except as may be required by federal securities laws, the only statement that either the Company or the Executive will make regarding the Executive’s separation is that the Executive resigned in connection with a corporate restructuring. Nothing in this Section 9(a) shall have application to any evidence or testimony requested by any court, arbitrator or government agency.

(b) Cooperation. The Executive agrees to cooperate fully and promptly with the Company in its efforts to engage in any internal investigation, to respond to any government investigation, or to prosecute or defend itself against any claim, suit, demand or cause of action (not brought by the Company against the Executive or by the Executive against the Company); provided that the Company shall be responsible for any reasonable and documented out-of-pocket costs or expenses associated with such cooperation (including reasonable attorneys’ fees).

(c) Limitations on Executive’s Authority. During the Employment Period, the Executive shall not identify himself as an officer of the Company, and shall not enter into any contracts, agreements, promises or commitments on behalf of the Company, or otherwise seek to bind the Company in any way.

10. The Executive Representations. The Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company with any governmental agency or court, and that if, unbeknownst to the Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any state law counterpart, (d) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms.

11. No Assignment. The Executive warrants and represents that no portion of any of the Released Matters, and no portion of any recovery or settlement to which the Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company because of any such purported assignment, subrogation or transfer, the Executive agrees to indemnify and hold harmless the Company against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

12. Company Representations. The Company warrants and represents that the execution, delivery and performance of this Agreement by the Company has been duly authorized and that this Agreement constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

13. Section 409A. Notwithstanding anything in this Agreement to the contrary, if payment of any amount or other benefit that is “deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), at the time otherwise specified in this Agreement would subject such compensation to additional tax pursuant to Section 409A(a)(1) of the Code, the payment thereof shall be paid on the earliest date on which such amounts could be paid without incurring such additional tax. In the event a deferral of payment should be required, any payments that would have been made prior to such earliest commencement date but for Section 409A of the Code shall be accumulated and paid in a single lump sum on such earliest commencement date. If any benefits permitted or required under this Agreement are otherwise reasonably determined by the Company or the Executive to be subject for any reason to a material risk of additional tax pursuant to Section 409A(a)(1) of the Code, the Company and the Executive agree to negotiate in good faith appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to the Executive or the economic value or financial effect of this Agreement on the Company.

14. Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement that are unpaid if the Executive dies prior to payment thereof, which obligation to render payment shall survive the Executive’s death. This designation must be written and presented in a form acceptable to the Company. The Executive may make or change his designation at any time, provided that such designation is written and presented in a form acceptable to the Company.

15. In the Event of a Claimed Breach. All controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved by final and binding arbitration before a single neutral arbitrator in San Francisco, California, in accordance with the Employment Dispute Resolution Rules of the Judicial Arbitration and Mediation Service (“JAMS”). The arbitration shall be commenced by filing a demand for arbitration with JAMS within 14 (fourteen) days after the filing party has given notice of such breach to the other party. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under Section 14 of the Severance Agreement or of Section 6 of this Agreement, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Section 14 of the Severance Agreement or of Section 6 of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

16. Choice of Law. Except for Section 14 of the Severance Agreement, which shall continue to be governed by New York law as therein agreed, this Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

17. Notices. All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by facsimile or overnight courier, addressed as follows:

(a) If to the Company:

The Cooper Companies, Inc.

6140 Stoneridge Mall Road, Suite 590

Pleasanton, CA 94588-3772

Phone: (925) 460-3600

Fax: (925) 460-3673

Attn: Chief Administrative Officer

(b) If to the Executive:

Gregory A. Fryling

18. Miscellaneous. This Agreement is the entire agreement between the parties and, with the exception of Section 14 of the Severance Agreement, and the Stock Option Plans, Stock Option Agreements and Notices of Grant governing the Executive’s stock options, supersedes and replaces all prior and contemporaneous agreements or understandings, whether written or oral, between the Executive and the Company. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or any of the remaining provisions of this Agreement. The Executive acknowledges that, except as expressly noted herein, there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Each party shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement, including, but not limited to, any such costs and expenses incurred by such party in connection with the negotiation, preparation, performance of and compliance with the terms of this Agreement (including, without limitation, the fees and expenses of legal counsel or other representatives).

IN WITNESS WHEREOF, the undersigned have caused this Employment and Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: April 27, 2007
/s/ Gregory A. Fryling
Gregory A. Fryling

COOPERVISION, INC.
THE COOPER COMPANIES, INC.
DATED: April 27, 2007

	By:	/s/ Robert S. Weiss
Robert S. Weiss
Executive Vice President and Chief Operating Officer

EXHIBIT A

GAF Employment and Separation Agreement

Exercisability of Stock Options Under Section 3(b)

Grant Date		Shares Outstanding	Exercise Price	Vesting Target	Exercisable Date	Expiration Date
11/4/02	Tranche 2	3,890	$26.38	Fully Vested & Exercisable	30-Mar-07	31-Dec-07
11/4/02	Tranche 3	4,445	$26.38	Fully Vested & Exercisable	30-Mar-07	31-Dec-07

3/25/03	Tranche 1	8,889	$29.50	Fully Vested & Exercisable	30-Mar-07	31-Dec-07
3/25/03	Tranche 2	8,889	$29.50	Fully Vested & Exercisable	30-Mar-07	31-Dec-07
3/25/03	Tranche 3	8,888	$29.50	Fully Vested & Exercisable	30-Mar-07	31-Dec-07

10/27/03	Tranches 1 -4	29,250	$41.44	Fully Vested & Exercisable	1-Jan-08	31-Dec-08

12/14/04	Tranches 1 & 2	22,250	$68.78	Fully Vested & Exercisable	1-Jan-10	31-Dec-10
	Tranche 3	11,125	$68.78	$89.41	1-Jan-10	31-Dec-10
	Tranche 4	11,125	$68.78	$96.29	1-Jan-10	31-Dec-10

10/27/05	Tranche 1	12,375	$67.65	$75.77	1-Jan-11	31-Dec-11
	Tranche 2	12,375	$67.65	$81.18	1-Jan-11	31-Dec-11
	Tranche 3	12,375	$67.65	$87.95	1-Jan-11	31-Dec-11
	Tranche 4	12,375	$67.65	$94.71	1-Jan-11	31-Dec-11

10/24/06	Tranche 1	12,375	$57.95	$64.90	1-Jan-08	31-Dec-08
	Tranche 2	12,375	$57.95	$69.54	1-Jan-09	31-Dec-09
	Tranche 3	12,375	$57.95	$75.34	1-Jan-09	31-Dec-09
	Tranche 4	12,375	$57.95	$81.13	1-Jan-10	31-Dec-10